Exhibit 23.2

KPMG LLP Suite 2800 401 Union Street Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Rayonier Inc. of our report dated February 13, 2025, with respect to the consolidated financial statements of PotlatchDeltic Corporation, which report is incorporated by reference in the Form 8-K of Rayonier Inc. dated December 10, 2025, and to the reference to our firm under the heading “Experts” in the prospectus.

Seattle, Washington

December 8, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.